Exhibit 99.3

Proposal to Establish “SCA Property Group”

5 October 2012

Not For Distribution Or Release In The United States

Establishment of SCA Property Group

A key element of Woolworths growth has been the continued rollout of our store network

• Following the GFC Woolworths decided to greater utilise its strong balance sheet to facilitate continued use growth in its store network during the slowdown in the property development market

Woolworths has today announced the intention to create a new ASX listed real estate investment trust, established by undertaking an in-specie distribution of Stapled Units in SCA Property Group to all Woolworths shareholders only This transaction is consistent with Woolworths stated strategy of acting on its portfolio to maximise value for shareholders

A key element of Woolworths growth has been the continued rollout of our store network

Woolworths has previously stated it is not a long term owner of property assets and the Company considers on an ongoing basis strategic alternatives to reduce the property exposure on Woolworths balance sheet

This proposed transaction will involve the transfer of neighbourhood and sub-regional shopping centres and freestanding retail assets to the SCA Property Group, allowing Woolworths to focus on its core retailing business

• 69 shopping centres and freestanding retail assets, backed by Woolworths as an anchor tenant

• Valued at approximately $1.4bn1

• Located across Australia and New Zealand

The Woolworths Board believes creating SCA Property Group via an in-specie distribution is an effective way to elease value to Woolworths shareholders. Shareholders will receive one Stapled Unit in SCA Property Group For f every five Woolworths shares they currently own, distributed as part of the proposal The proposal is subject to Woolworths shareholder approval at the AGM on 22 November 2012

1. Represents the Australian dollar value of properties in the Portfolio as at 1 December 2012 assuming the 13 properties under construction are complete, based on independent valuations

Key benefits of the proposed transaction

The key benefits of the proposed transaction for Woolworths shareholders include

• Partial ownership in a defensive property portfolio

through an investment in SCA Property Group

• Choice to retain, top up or trade out of the Stapled

use Units in SCA Property Group

• Reduction in the quantum of real estate held on

Woolworths balance sheet of approximately

$1.27bn at Allotment

• Improvement in Woolworths Return on Funds

Employed (“ROFE”)

• Expected cash receipts to Woolworths of at least

personal $850m if the equity offer proceeds

For

Implications for Woolworths Financials and Capital Reduction

Woolworths Financials

- In the context of Woolworths financials, the establishment of SCA Property Group is not material
- On Allotment the transaction is forecast to reduce property, plant and equipment on the Woolworths balance sheet by approximately $1.27bn
- A further $0.13 bn will be paid by SCA Property Group to Woolworths for completion of the Development Portfolio
- Woolworths will receive at least $850m in cash to on the basis that the equity offer proceeds
- If the equity offer proceeds, Woolworths EPS is expected to decrease by less than 1.0% for the first full financial year (2014) after the transaction takes place due to
  - An increased rental cost and loss of specialty income partly offset by
    - Reduced financing costs
    - Reduced depreciation expense
- Offsetting this expected earnings dilution, Woolworths shareholders will receive one SCA Property Group Stapled Unit per five Woolworths shares, with a forecast NTA value per unit of $1.58 which equates to ~32¢ per Woolworths share
- ROFE is expected to increase on an annualised basis
- The transaction is forecast to give rise to a one-off loss of approximately $30m in FY13 relating primarily to rental guarantees provided to SCA Property Group as part of the Transaction

Capital Reduction

- In consideration for the transfer of properties:
  - SCA Property Group will issue stapled units to Woolworths, which in turn will be distributed to Woolworths Distribution Participants in the form of an in-specie distribution of one Stapled Unit for every five shares held by Woolworths Distribution Participants as at the Distribution Record Date
  - Woolworths will receive cash consideration of approximately
    - Between $0.7 bn and $0.8 bn if the equity offer proceeds (depending on the amount raised under the equity offer)
    - $0.3 bn if the equity offer does not proceed
- Woolworths forecasts the Capital Reduction Amount to be approximately
  - $0.3 bn if the equity offer proceeds[1]
  - $0.5 bn if the equity offer does not proceed

1. Assuming $465 million is raised under the equity offer

For personal use only

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WOOLWORTHS LIMITED

SCA Property Group overview

- SCA Property Group will be a separate standalone entity listed on the ASX, with its own independent Board and Management
- SCA Property Group will own a portfolio of 69 shopping centres located across Australia (55) and New Zealand (14)
- The Portfolio has been independently valued at $1.4bn[1] for the purpose of determining the transfer price
- The Portfolio comprises 56 completed properties valued at $1.1bn and 13 properties under development valued on a completed basis at $0.3bn
- SCA Property Group has been established with the objective of offering investors (including Woolworths Shareholders) exposure to a defensive and secure income stream underpinned by long term leases to quality anchor tenants
  - Woolworths will account for 61% of SCA Property Group gross rental income
  - Initial weighted average lease expiry will be 15.8 years, predominately due to new long term Woolworths leases
  - All centres anchored by a Woolworths group business as tenant
- SCA Property Group has a forecast earnings yield of between 7.9% and 9.4% and a forecast distribution yield of between 6.9% and 8.3% for the first full financial year to 30 June 2014 depending on the Final Offer Price

Balance Sheet	Implementation
NTA per unit ($)	1.58
Total Assets ($m)	1,279
Total Liabilities ($m)	355
Gearing (Net Debt / Total Assets)	27%

Portfolio Overview	Completed Portfolio	Development Portfolio	Total
No. of Properties	56	13	69
GLA (square metres)[2]	331,577	85,366	416,943
Woolworths % of GLA	75%	76%	75%
Gross income (fully leased)[3] (A$m)	114	32	146
Woolworths % of Gross Income	61%	65%	61%
Portfolio Occupancy at Opening (by GLA)[4]	95%	N/A	95%
Independent Value (A$m)[5]	1,074	332	1,406
Portfolio Cap Rate	8.1%	7.9%	8.1%
WALE (Years)[6]	15.8	N/A	15.8

1. Represents the Australian dollar value of properties in the Portfolio as at 1 December 2012 assuming the 13 properties under construction are complete, based on independent valuations
2. Gross Lettable Area
3. Fully leased Gross Income for the first full year from Implementation Date for the completed portfolio and from completion date for each of the properties in the development portfolio
4. Expected occupancy as at 1 December 2012 for completed portfolio and on completion of development portfolio
5. Based on independent valuations as at 1 December 2012
6. Weighted average lease expiry as at 1 December 2012, weighted by GLA

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WOOLWORTHS LIMITED
For personal use only

SCA portfolio locations


Sub-regional shopping centres
Neighbourhood shopping centres
Freestanding retail assets
Mission Beach
Mackay
Central Highlands
Gladstone
Woodford
Chancellor Park
Carrara
Mullumbimby
Brisbane
Brookwater Village
Collingwood Park
Coorparoo
Katoomba
Leura
Inverell
Macksville
Goonellabah
Lismore
West Dubbo
Orange North
Cardiff
Morisset
Swansea
Kwinana
Busselton
Treendale
Margaret River
Blakes Crossing
Walkerville
Murray Bridge
Mildura
Griffith North
Mittagong
Culburra Beach
Moama
Albury
Bright
Ulladulla
Merimbula
Mt. Gambier
Warrnambool
Maffra
Cowes
Melbourne
Emerald Park
Epping North
Highett
Lilydale
Pakenham
Sydney
Berala
Burwood
Cabarita
Fairfield Heights
Greystanes
Lane Cove
Kerikeri
Warkworth
Stoddard Road
Takanini
Bridge Street
St. James
Kelvin Grove
Tawa
Newtown
Nelson South
Rangiora East
Rolleston
Hornby
Dunedin South

For personal use only

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WOOLWORTHS LIMITED

Nature of Woolworths and SCA future relationship

Lease Agreements

BIG W and Dan Murphy’s turnover

useDevelopment Management Agreement (DMA)

• Woolworths will enter into long term lease agreements with SCA Property Group only – 15-23 year initial lease terms + options

– Standard Woolworths / Countdown Supermarkets, BIG W and Dan Murphy’s turnover based leases

• Woolworths is responsible for completing 13 development properties at a predetermined value

Transitional Services Agreement

• Woolworths has committed to provide SCA Property Group

with some transitional services at cost relating to the day to day management and administration of the Trust for the

initial 12 month period

Rental Guarantee

For • Woolworths has agreed to provide 2 year rental support over vacant specialty tenancies for completed assets from the implementation date and for development assets from completion

6

Structure and timetable

Overview

• SCA Property Group will undertake an equity offer of 337 only million new SCA Stapled Units

• The equity offer price range is between a 20% and 5% discount to Net Tangible Assets (NTA) of SCA Property Group

• The final price of the equity offer will be determined via use an institutional book-build process which will be undertaken after the AGM

• It is expected that SCA Property Group will trade on a normal basis under the ASX Code “SCP” from

19 December 2012

• The in-specie distribution is not subject to the equity offer personal proceeding

For

Event Date

Transaction Announcement Friday, October 5, 2012

Woolworths AGM Thursday, November 22, 2012

Institutional book-build closes Friday, November 23, 2012

SCP commences conditional and deferred

Monday, November 26, 2012

trading on ASX

Implementation Date Tuesday, December 11, 2012

SCP commences deferred settlement

Wednesday, December 12 2012

trading on ASX

SCP commences normal trading on ASX Wednesday, December 19, 2012

7

Summary

The creation of SCA Property Group is in line with Woolworths stated strategy to act on the company’s portfolio to only maximise shareholder value The Woolworths Board believes creating SCA Property Group via an in-specie distribution is an effective way to use release value to Woolworths shareholders The key benefits of the Proposed Transaction include

• Partial ownership in a defensive property portfolio through an investment in SCA Property Group

• Choice to retain, top up or trade out of the Stapled Units in SCA Property Group

• Reduction in the quantum of real estate held on Woolworths balance sheet of approximately $1.27bn at

Allotment

personal • Improvement in Woolworths Return on Funds Employed (“ROFE”)

• Expected cash receipts to Woolworths of at least $850m if the equity offer proceeds

For The Woolworths Board of Directors unanimously recommend that Woolworths shareholders vote in FAVOUR of the Capital Reduction Resolution at the AGM on Thursday, 22 November 2012

Appendix: SCA Board and Management Team

Philip Clark AM

Chairman

only Mr Clark was formerly Managing Partner of law firm Minter

Ellison from 1995 to 2005. Prior to joining Minter Ellison, Mr

Clark was a Director and Head of Corporate with ABN Amro

Australia, and prior to that he was Managing Partner of law

use firm Mallesons Stephen Jaques for 16 years.

Mr Clark is a member of the J.P. Morgan Advisory Council and serves on a number of government and private company

boards. These include his position as Director of Ingenia

Communities Group, Chairman of M & K Lawyers Holdings

Limited, Chairman of Advent-Balance Lawyers Pty Ltd, Chair of

Aurora Projects Pty Ltd, Chair of the Education Investment

Fund Advisory Board and Chair of Tasmanian Infrastructure

Advisory Council.

Mr Clark is also a Director of St James Ethics Centre, serves on the Advisory Council of Europe Australia Business Council and

personal is a Director of several not-for-profit foundations.

Mr Clark has significant prior board experience in the listed

REIT sector, having been a Director and Chair of the Audit

Committee of ING Management Limited, the responsible

entity of several Australian listed REITs managed by ING Real

For Estate.

Mr Clark was made a Member of the Order of Australia in June 2007 for service to the legal profession and business.

James Hodgkinson

Non-executive Director

Mr Hodgkinson is a Senior Investment Banker with real estate specialisation, most recently, as an Executive Director of Macquarie Group.

Mr Hodgkinson has extensive experience as Principal in the establishment, strategy and growth of a number of both listed and unlisted investment vehicles and operating businesses in Australia, Asia and North America. Mr Hodgkinson was also Chief Executive Officer of Macquarie

Industrial Trust for six years prior to that trust’s merger with

Goodman Industrial Trust. He is a Director of Goodman Japan Limited and from February 2003 until September 2011 was a Director of the Goodman Group and was a member of its Audit Committee.

Mr Hodgkinson is an alumni member of the Advisory Committee of the Macquarie Foundation and is active in the

‘not for profit’ sector. He has initiated and assisted in the fund raising initiatives and strategic support of a number of community based organisations, including as a Founding Governor of the Cerebral Palsy Foundation and as Founder and Chairman of the Cerebral Palsy Alliance of NSW’s

20/Twenty Challenge.

Mr Hodgkinson has a Bachelor of Economics Degree, is a Certified Practising Accountant and is a Fellow of the Australian Property Institute.

Appendix: SCA Board and Management Team

Ian Pollard

Non-executive Director

only Dr Pollard has been a company director for over 30 years. He is currently Chairman of RGA Australia and a director of Milton

Corporation and the Wentworth Group of Concerned

Scientists.

use Dr Pollard’s previous listed company directorships include retailers Just Group (Chairman) and OPSM Group, as well as

Corporate Express Australia (Chairman), GIO Australia and DCA

Group.

Dr Pollard was previously Managing Director of Development

Capital of Australia (later DCA Group, which he founded in

1984) and Managing Director of investment bank

Development Finance Corporation Limited.

An actuary and Rhodes Scholar, Dr Pollard is the author of a personal number of books, including three on Corporate Finance.

For

Philip Redmond

Non-executive Director

Mr Redmond has over 30 years of experience in the real estate industry including over five years with AMP’s real estate team and over 12 years with the investment bank UBS from 1993 to 2005.

At UBS, Mr Redmond held the position of Managing Director, Head of Real Estate Australasia and played a significant role in establishing the bank’s real estate business in Australasia and the development of the listed property trust sector in Australia.

Between 2006 and 2010, Mr Redmond was a non-executive director of the responsible entity of several Australian listed REITs managed by ING Management Limited and he continues to hold a non-executive directorship with Galileo Funds Management Limited, the responsible entity for Galileo Japan Trust.

Mr Redmond holds a Bachelor of Applied Science (Valuation), a Master of Business Administration from the Australian Graduate School of Management, and is a Member of the Australian Institute of Company Directors.

Appendix: SCA Board and Management Team

Belinda Robson

Non-executive Director only Mrs Robson is an experienced real estate executive, having worked with Lend Lease for over 20 years in a range of roles including most recently as the Fund Manager of the Australian Prime Property Fund Retail. use At Australian Prime Property Fund Retail, Mrs Robson was responsible for portfolio management and the development and implementation of the fund strategy, as well as reporting to the Fund Board and its Investor Advisory Board.

Mrs Robson’s previous roles with Lend Lease included Head of Operations, Australian Prime Fund Series, and Portfolio Manager, Australian Prime Property Fund Retail.

Mrs Robson holds a Bachelor of Commerce (Honours) from personal the University of New South Wales.

For

Anthony Mellowes

Chief Executive Officer (Interim)

Mr Mellowes is an experienced property executive currently acting as Head of Asset Management and Group Property Operations for Woolworths. Mr Mellowes has been employed by Woolworths since 2002 and has held a number of senior property related roles within Woolworths.

Prior to joining Woolworths, Mr Mellowes was Asset Development Manager for Lend Lease Real Estate Investments and Development Finance Manager for Lend Lease Developments. Prior to Lend Lease, Mr Mellowes worked in portfolio management for Westfield Limited, and commenced his career at Ferrier Hodgson & Co.

Mr Mellowes holds a Bachelor of Financial Administration and has completed the Macquarie Graduate School of

Management’s Strategic Management Program.

Appendix: SCA Board and Management Team

Kerry Shambly

Chief Financial Officer only Ms Shambly is an experienced finance executive who is currently employed as Manager – Capital Transactions Group at Woolworths and will be employed by SCA Property Group from the Implementation Date. Ms Shambly has been use employed by Woolworths since 2002 and has also held the role of General Manager Finance – Property.

Prior to joining Woolworths, Ms Shambly held a number of senior roles at Lend Lease, including Investment Manager –Private Equity and Infrastructure, Chief Financial Officer –Private Equity and Infrastructure, and Group Taxation Manager. Ms Shambly also previously worked in Corporate Finance and Treasury roles at Hoyts Cinema Group. Ms Shambly commenced her career as an accountant at Ernst &

personal Young.

Ms Shambly is a Chartered Accountant and holds a Bachelor of Commerce, and has completed the Macquarie Graduate

School of Management’s Strategic Management Program and For the Chief Executive Women’s (CEW) Leaders Program.

Mark Lamb

General Counsel and Company Secretary

Mr Lamb is an experienced transactional lawyer with over 20 years experience in the private sector as a partner of Corrs Chambers Westgarth (and subsequently Herbert Geer) and in the listed sector as General Counsel of ING Real Estate.

Mr Lamb has extensive experience in retail shopping centre developments, acquisitions, sales and major leasing transactions, having acted for various REITs and public companies during his career.

only

use DISCLAIMER: NOT FOR DISTRIBUTION OR RELEASE IN THE UNITED STATES

No representation or warranty, express or implied, is made in relation to the accuracy or completeness of the information provided in this document or any other information otherwise provided to recipients. Indications of, and guidance on, future values and growth are ‘forward-looking statements’. Due care and attention has been used in the preparation of any forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors, many of which are beyond the control of Woolworths Limited (“Woolworths)” or the

Shopping Centre Australasia Property Group (“SCA Property Group”), that may cause actual results to differ materially from those expressed or implied in such statements. There can be no assurance that actual outcomes will not differ materially from these statements. Other than as required by law, none of Woolworths or the SCA Property Group, or their respective directors, officers, employees or advisers or any other person gives any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward looking statements in this Presentation will actually occur. You are cautioned not to place undue reliance on those statements. Except as required by law, neither Woolworths or the SCA Property Group undertakes any obligation to publicly update or review any forward looking statements, whether as a result of new information or future events.

N ither Woolworths nor SCA Property Group, nor any of their respective advisers, affiliates, related bodies corporate, directors, officers, partners, employees and agents, have authorised, permitted or caused the issue, submission, dispatch or provision of this Presentation and, none of them makes or purports to personal make any statement in this Presentation and there is no statement in this Presentation which is based on any statement by any of them. Statements made in this Presentation are made only as the date of this Presentation. The information in this Presentation remains subject to change without notice.

The distribution of this Presentation outside Australia or New Zealand may be restricted by law. Persons who come into possession of this document who are n t in Australia or New Zealand should seek advice on and observe any such restrictions. Any failure to comply with such restrictions may constitute a violation f applicable securities law.

For This Presentation may not be distributed to, or relied upon by persons in the United States. This Presentation does not constitute an offer of securities in the United States or to any person in the United States. No Stapled Units have been, nor will they be, registered under the US Securities Act of 1933, as amended

(the “US Securities Act”), or the securities laws of any state or other jurisdiction of the United States. No Stapled Units may be offered or sold in the United States unless they have been registered under the US Securities Act or are offered or sold pursuant to an exemption from, or in transactions not subject to, the registration requirements of the US Securities Act and applicable state securities laws.